EXHIBIT (11)
                              THE MIDLAND COMPANY
                               AND SUBSIDIARIES

        Exhibit (11) - Computation of Consolidated Net Income Per Share
             For the Years Ended December 31, 1997, 1996 AND 1995


                                            1997          1996          1995
                                       -----------------------------------------
Consolidated Net Income:
  Income From Continuing Operations    $ 24,367,000  $  3,743,000  $ 16,048,000
  Income (Loss) From Discontinued
   Operations                            (6,817,000)   (2,675,000)   (6,496,000)
                                       -----------------------------------------
    Net Income                         $ 17,550,000  $  1,068,000  $  9,552,000
                                       =========================================

Calculation of Basic Earnings (Loss)
 Per Share of Common Stock:
  Weighted Average Common Shares
   Outstanding, Excluding The
   Dilutive Effect Of Stock Options
   And Stock Awards                       2,985,000     2,948,000     2,952,000
                                       -----------------------------------------

  Basic Earnings (Loss) Per Share Of
   Common Stock (average shares
   outstanding divided by income):
    Continuing Operations              $       8.16  $       1.27  $       5.44
    Discontinued Operations                   (2.28)        (0.91)        (2.20)
                                       -----------------------------------------
     Total                             $       5.88  $       0.36  $       3.24
                                       =========================================
Calculation Of Dilutive Earnings
 (Loss) Per Share Of Common Stock:
  Adjusted Weighted Average Common
   Shares Outstanding, Including
   The Dilutive Effect Of Stock
   Options And Stock Awards               3,097,000     3,033,000     3,072,000
                                       -----------------------------------------
  Dilutive Earnings (Loss) Per Share
   Of Common Stock (adjusted average
   shares outstanding divided
   by income):
    Continuing Operations              $       7.88  $       1.23  $       5.22
    Discontinued Operations                   (2.21)        (0.88)        (2.11)
                                       -----------------------------------------
     Total                             $       5.67  $       0.35  $       3.11
                                       =========================================

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